Exhibit 3.4


                           EXCHANGE AGREEMENT
                            AMENDMENT NO. 1

     This Amendment no. 1 to Exchange Agreement is made as of this 7 day of June, 2001, by and between GreatBio Technologies, Inc. (f/k/a Idaho Technical, Inc. referred to herein as ITI), a Nevada Corporation
("GreatBio"), and Biophan, LLC, a New York Limited Liability Company
("Biophan").

     WHEREAS, the parties hereto entered into an Exchange Agreement dated December 1, 2000 relating to the transfer from Biophan to GreatBio of certain technology described therein; and

     WHEREAS, the parties have agreed to modify Sections 1.1, 1.2, 1.3(b) and 1.3(d) of the Agreement which describe the consideration for the issuance of shares of GreatBio and certain other funding requirements.

     NOW, THEREFORE, in consideration of the premises set forth herein and for all other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Amendment and Restatement of Section 1.1. Section 1.1 of the Exchange Agreement is hereby amended and restated to read in its entirety as follows:

     "The parties hereby agree that ITI shall acquire from Biophan all of the issued and outstanding shares of Antisense capital stock in exchange for ten million, seven hundred fifty-nine thousand, one hundred and one (10,759,101) shares of authorized but previously unissued ITI common stock, par value $.005. The parties further agree that in consideration of $175,000 to be delivered to Antisense at Closing (as described in Section 1.3) ten million, seven hundred fifty nine thousand, one hundred and one (10,759,101) shares of authorized but previously unissued ITI common stock, shall be issued to certain individuals and in amounts as designated by ITI (the "Cowle Group").

       (a) Assets. It is also agreed by the parties hereto that by acquiring the shares of Antisense capital stock, ITI will acquire all rights, title and interest to the assets and property presently owned by Antisense. Said assets and property are subject to certain interests, liens and/or encumbrances which are to be further described Antisense's financial statements or other schedules provided to ITI and included in Attachment 1.1.

       (b) Funding. At the Closing, as described below in Section 1.3, the Cowle Group agrees to have delivered to Antisense $175,000 and to arrange for the further commitment for future funding of an additional $325,000 to Antisense as follows: $175,000 on or before the second anniversary of this Agreement and $150,000 on or before the third anniversary of this Agreement. In addition, Biophan may from time to time advance funds to ITI (the "Advances") to fund ITI's operating expenses until such time as ITI is sufficiently capitalized. ITI agrees to repay the Advances upon terms and conditions mutually agreeable to Biophan and ITI.

       (c) Management. The parties agree that Biophan, or its wholly owned subsidiary, shall be the general manager of ITI for at least three (3) years following the execution of this Agreement and Biophan, or its wholly owned subsidiary, specifically agrees to oversee the operation and logistics of the CRADA.

       (d) Reorganization.  The parties hereto agree that at the Closing
       (i) Antisense shall become a wholly-owned subsidiary of ITI; (ii) the business operations of ITI shall be reorganized, and (iii) the name of ITI shall be changed to GreatBio Technologies, Inc."

     2. Amendment and Restatement of Section 1.2. Section 1.2 of the Exchange Agreement is hereby amended and restated to read in its entirety as follows:

       (a) Upon the Closing of this Agreement, ITI shall cause to be issued and delivered an aggregate of 21,518,202 shares of ITI common stock to be distributed as follows:

          (i) A total of 10,759,101 shares shall be delivered to Biophan, the sole shareholder of Antisense, in exchange for all the issued and outstanding shares of Antisense capital stock, which shares shall be delivered to ITI at the Closing.

          (ii) A total of 10,759,101 shares shall be delivered to the Cowle Group, in consideration of the $175,000 to be paid at Closing as more fully described in Section 1.1. In addition, the Cowle Group shall provide funding of $325,000 as follows: $175,000 on or before the second anniversary of this Agreement and $150,000 on or before the third anniversary of this Agreement. An aggregate of $500,000 in funding is to be used by Antisense to develop those certain U.S. Patents and any underlying inventions and applications directed thereto as depicted in Attachment 1.1.

          (iii) In addition to the provisions of Section1.2(a)(ii) above, the parties identified therein will provide ongoing assistance in raising capital for the new venture, maintaining good standing in public markets, and developing the company. It is anticipated that these parties will use their reasonable efforts to raise at least $2 million, $325,000 of which will be used to fund the obligations under paragraph (ii) above, and $1,675,000 of which will be used to fund research and development and patent acquisitions related to the MRI-Resistant Cardiac Pacemakers to be acquired from Biophan sometime after the consummation of this transaction. All such funds shall be raised at a price per share which results in a market capitalization of ITI following the completion of the offering of at least $12 million.

          (iv) In the event ITI does not fulfill all of its obligations set forth in this Section 1.2, all of the patents and intellectual property set forth in Section 1.1(a) above and being acquired by ITI hereunder, shall revert and be fully assigned and transferred to Biophan.

       (b) The 21,518,202 shares of ITI common stock to be issued hereunder (the "ITI Shares") shall be authorized but previously unissued shares of ITI common stock. The ITI Shares shall be issued to those persons and in the respective amounts set forth in Section 1.2(a) above.

       (c) All ITI Shares to be issued hereunder are deemed "restricted securities" as defined by Rule 144 of the Securities Act of 1933, as amended (the "1933 Act"), and the recipients shall represent in writing that they are acquiring said shares for investment purposes only and without the intent to make a further distribution of the ITI Shares. All ITI Shares to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the 1933 Act, under Section 4(2) of the 1933 Act and the rules and regulations promulgated thereunder. Certificates representing the ITI Shares to be issued hereunder shall bear a restrictive legend in substantially the following form:

          The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold or otherwise transferred except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company."

     3. Amendment and Restatement of Section 1.3(b). Section 1.3(b) of the Exchange Agreement is hereby amended and restated to read in its entirety as follows:
       "ITI shall cause to be delivered to Antisense the sum of $175,000, and ITI agrees to the further commitment to arrange for funding of an additional $325,000 as follows: $175,000 on or before the second anniversary of this Agreement and $150,000 on or before the third anniversary of this Agreement."

     4. Amendment and Restatement of section 1.3(d). section 1.3(d) of the Exchange Agreement is hereby amended and restated to read in its entirety as follows:
       "In consideration of the $175,000, ITI shall deliver to the Cowle Group, stock certificates representing an aggregate of 10,759,101 shares of ITI common stock, which certificates shall bear a standard restrictive legend in the form customarily used with restricted securities and as set forth in Section 1.2(c) above."

     5. Conflicts. Except as expressly amended or modified by this Amendment No. 1, the Exchange Agreement shall continue in full force and effect. In the event of any conflict between the terms of the Exchange Agreement and the terms of this Amendment No. 1, the terms of this Amendment No. 1 shall govern and control.

     6. Further Assurances. The parties agree to execute such further instruments, agreements and documents and to take such further action as may reasonably be necessary to carry out the intent of this Amendment No. 1.

     7. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each which shall be deemed an original, and all of which together shall constitute one instrument.

     8. Governing Law. This Amendment No. 1 shall be governed by and construed under the laws of New York, without reference to principles of conflicts oflaws.

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Exchange Agreement by their signature or the signature of their duly authorized representatives below.

GREATBIO TECHNOLOGY, INC.

By  /s/Edward F. Cowle
   ------------------------------------
        Edward F. Cowle, Director

BIOPHAN, LLC

By  /s/Michael L. Weiner
   ------------------------------------
         Michael L. Weiner, CEO